News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

CROWN HOLDINGS, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2025 RESULTS

Tampa, FL - February 4, 2026. Crown Holdings, Inc. (NYSE: CCK) today announced its financial results for the fourth quarter and full year ended December 31, 2025.

Highlights

Fourth Quarter
•Diluted earnings per share of $1.31
•Adjusted diluted earnings per share increased 9% to $1.74

Full Year
•Diluted earnings per share of $6.38
•Record adjusted diluted earnings per share of $7.79, an increase of 22%
•Operating cash flow of $1,530 million
•Record adjusted free cash flow of $1,146 million, more than $10.00 per share
•Returned $625 million to shareholders, in excess of $5.50 per share
•Net leverage ratio reduced to 2.5x from 2.7x at end of 2024

2026 Outlook
•Expect full year 2026 adjusted diluted earnings per share in the range of $7.90 - $8.30
•Expect full year 2026 adjusted free cash flow of approximately $900 million

Timothy J. Donahue, Chairman, President and Chief Executive Officer, stated “The Company continued its strong momentum during the fourth quarter to complete an excellent year. In 2025, the Company achieved record adjusted EBITDA of approximately $2.1 billion, an 8% increase over 2024. Over the past three years, Crown has increased adjusted EBITDA by 20%, supported by our culture of continuous improvement and focused capacity expansions. Solid performance throughout the global beverage can and the North American tinplate businesses in 2025 drove segment income expansion of over 8%, building on the strong growth of 6% and 7% delivered in 2024 and 2023, respectively.

“The Company also generated record free cash flow of $1.15 billion in 2025 and nearly $2 billion over the past two years. In 2025, we returned $625 million to shareholders in the form of quarterly dividends and repurchases of common stock while also reducing the Company’s net leverage ratio from 2.7x at the end of 2024 to 2.5x. This represents the lowest net leverage ratio for the Company in more than fifteen years.

“Our pursuit of commercial and operational excellence has delivered strong financial results, a sound balance sheet, and ultimately, higher shareholder value. As we look ahead to 2026, the Company will continue to use its robust free cash flow to make strategic investments in growth and return value to shareholders through dividends and repurchases of its common stock.”

Fourth Quarter Results
Net sales in the fourth quarter were $3,127 million compared to $2,903 million in the fourth quarter of 2024 reflecting increased shipments in European Beverage, the pass-through of $189 million in higher material costs and favorable foreign currency translation of $58 million, partially offset by lower volumes in both Asia Pacific and Transit Packaging.

Income from operations was $374 million in the fourth quarter compared to $351 million in the fourth quarter of 2024. Segment income in the fourth quarter of 2025 was $420 million compared to $428 million in the prior year fourth quarter as higher European Beverage volumes were offset by lower volumes in Latin America and Transit Packaging.

Net income attributable to Crown Holdings in the fourth quarter was $150 million compared to $358 million in the fourth quarter of 2024, which included the $275 million gain on the Eviosys equity investment sale. Reported diluted earnings per share were $1.31 in the fourth quarter of 2025 compared to $3.02 in 2024. Adjusted diluted earnings per share were $1.74 compared to $1.59 in 2024.

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637
Full Year Results
Net sales for 2025 were $12,365 million compared to $11,801 million in 2024 reflecting increased shipments in European Beverage and the North America tinplate businesses, the pass-through of $507 million in higher material costs and favorable foreign currency translation of $84 million, partially offset by lower volumes in both Asia Pacific and Transit Packaging.

Income from operations was $1,553 million in 2025 compared to $1,419 million in 2024. Segment income for 2025 was $1,784 million compared to $1,645 million in 2024 reflecting higher shipments in European Beverage and the North America tinplate businesses and the benefits from improved global manufacturing performance.

Net income attributable to Crown Holdings in 2025 was $738 million compared to $424 million in 2024. Reported diluted earnings per share were $6.38 compared to $3.55 in 2024. Adjusted diluted earnings per share were $7.79 compared to $6.41 in 2024.

Outlook
“We had an excellent year in 2025 with adjusted EPS up 22% to $7.79 and we generated record adjusted free cash flow of approximately $1.15 billion,” commented Kevin C. Clothier, Senior Vice President and Chief Financial Officer. “We expect another strong year in 2026 with adjusted earnings per share between $7.90 and $8.30 and adjusted free cash flow of approximately $900 million. Capital spending to support our growth objectives is currently estimated at $550 million and includes capacity expansions and facility upgrades in Brazil, Greece and Spain.”

The Company expects first quarter adjusted diluted earnings per share to be in the range of $1.70 to $1.80.

Non-GAAP Measures
Segment income, adjusted free cash flow, net debt, adjusted net leverage ratio, adjusted net income, the adjusted effective tax rate, adjusted diluted earnings per share, net interest expense, EBITDA and adjusted EBITDA are not defined terms under U.S. generally accepted accounting principles (non-GAAP measures). Non-GAAP measures should not be considered in isolation or as a substitute for income from operations, cash flow, leverage ratio, net income, effective tax rates, diluted earnings per share or interest expense and interest income prepared in accordance with U.S. GAAP and may not be comparable to calculations of similarly titled measures by other companies.
The Company views segment income as the principal measure of the performance of its operations and adjusted free cash flow and adjusted net leverage ratio as the principal measures of its liquidity. The Company considers all of these measures in the allocation of resources. Adjusted free cash flow has certain limitations, however, including that it does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure. The amount of mandatory versus discretionary expenditures can vary significantly between periods. The Company believes that adjusted free cash flow and adjusted net leverage ratio provide meaningful measures of liquidity and a useful basis for assessing the Company’s ability to fund its activities, including the financing of acquisitions, debt repayments, share repurchases or dividends. The Company believes that adjusted net income, segment income, the adjusted effective tax rate and adjusted diluted earnings per share are useful in evaluating the Company’s operations as these measures are adjusted for items that affect comparability between periods. Segment income, adjusted free cash flow, net debt, adjusted net leverage ratio, adjusted net income, the adjusted effective tax rate, adjusted diluted earnings per share, net interest expense, EBITDA and adjusted EBITDA are derived from the Company’s Consolidated Statements of Operations, Cash Flows and Consolidated Balance Sheets, as applicable, and reconciliations to segment income, adjusted free cash flow, net debt, adjusted net leverage ratio, adjusted net income, the adjusted effective tax rate, adjusted diluted earnings per share and adjusted EBITDA can be found within this release. Reconciliations of estimated adjusted diluted earnings per share, adjusted free cash flow, the adjusted effective tax rate and adjusted net leverage ratio for the first quarter and full year of 2026 to estimated diluted earnings per share, operating cash flow, the effective tax rate and income from operations on a GAAP basis are not provided in this release due to the unavailability of estimates of the following, the timing and magnitude of which the Company is unable to reliably forecast without unreasonable efforts, which are excluded from estimated adjusted diluted earnings per share, the adjusted effective tax rate and adjusted net leverage ratio and could have a significant impact on earnings per share, the effective tax rate and income from operations on a GAAP basis: gains or losses on the sale of businesses or other assets, restructuring and other costs, asset impairment charges, asbestos-related charges, losses from early extinguishment of debt, pension settlement and curtailment charges, the tax and noncontrolling interest impact of the items above, and the impact of tax law changes or other tax matters.

Conference Call
The Company will hold a conference call tomorrow, February 5, 2026, at 9:00 a.m. (EST) to discuss this news release. Forward-looking and other material information may be discussed on the conference call. The dial-in numbers for the conference call are 630-395-0194 or toll-free 888-324-8108 and the access password is “packaging.” A live webcast of the call will be made available to

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637
the public on the internet at the Company’s website, www.crowncork.com. A replay of the conference call will be available for a one-week period ending at midnight on February 12, 2026. The telephone numbers for the replay are 203-369-0896 or toll free 866-427-6407.

Cautionary Note Regarding Forward-Looking Statements
Except for historical information, all other information in this press release consists of forward-looking statements. These forward-looking statements involve a number of risks, uncertainties and other factors, including expected levels of capital expenditures, free cash flow and earnings; the Company’s ability to continue to operate its plants, distribute its products and maintain its supply chain; the Company’s ability to complete projects in Brazil, Greece and Spain; the future impact of currency translation; the continuation of performance and market trends in 2026, including consumer preference for beverage cans and global beverage can demand; the future impact of inflation, including the potential for higher interest rates and energy prices and the Company’s ability to recover raw material and other inflationary costs; future demand for food cans; the Company’s ability to deliver continuous operational improvement and future demand in the Transit Packaging segment, that may cause actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this press release or the actual results of operations or financial condition of the Company to differ are discussed under the caption "Forward Looking Statements" in the Company’s Form 10-K Annual Report for the year ended December 31, 2024 and in subsequent filings made prior to or after the date hereof. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

Crown Holdings, Inc., through its subsidiaries, is a leading global supplier of rigid packaging products to consumer marketing companies, as well as transit and protective packaging products, equipment and services to a broad range of end markets. World headquarters are located in Tampa, Florida.

For more information, contact:
Kevin C. Clothier, Senior Vice President and Chief Financial Officer, (215) 698-5281
Thomas T. Fischer, Vice President, Investor Relations and Corporate Affairs, (215) 552-3720

Unaudited Consolidated Statements of Operations, Balance Sheets, Statements of Cash Flows, Segment Information and Supplemental Data follow.

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

Consolidated Statements of Operations (Unaudited)
(in millions, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Net sales	$3,127	$2,903	$12,365	$11,801

Cost of products sold	2,465	2,253	9,641	9,262
Depreciation and amortization	116	104	456	448
Selling and administrative expense	164	147	632	597
Restructuring and other	8	48	83	75
Income from operations (1)	374	351	1,553	1,419
Loss on debt extinguishment	14	1	15	1
Other pension and postretirement	4	(1)	13	546
Gain on sale of equity method investment		(275)		(275)
Foreign exchange	3	19	22	34
Earnings before interest and taxes	353	607	1,503	1,113
Interest expense	95	108	398	452
Interest income	(15)	(22)	(55)	(82)
Income from operations before income taxes	273	521	1,160	743
Provision for income taxes	73	128	281	183
Equity earnings	1	(1)	4
Net income	201	392	883	560
Net income attributable to noncontrolling interests	51	34	145	136
Net income attributable to Crown Holdings	$150	$358	$738	$424

Earnings per share attributable to Crown Holdings common shareholders:
Basic	$1.32	$3.03	$6.41	$3.56
Diluted	$1.31	$3.02	$6.38	$3.55

Weighted average common shares outstanding:
Basic	113,674,578	118,295,008	115,221,836	119,195,009
Diluted	114,230,598	118,599,513	115,742,839	119,426,593
Actual common shares outstanding	113,421,634	118,503,631	113,421,634	118,503,631

(1) Reconciliation from income from operations to segment income follows.

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

Consolidated Supplemental Financial Data (Unaudited)
(in millions)

Reconciliation from Income from Operations to Segment Income

The Company views segment income, as defined below, as a principal measure of performance of its operations and for the allocation of resources. Segment income is defined by the Company as income from operations adjusted to exclude intangibles amortization charges and provisions for restructuring and other.

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Income from operations	$374	$351	$1,553	$1,419
Intangibles amortization	38	29	148	151
Restructuring and other	8	48	83	75
Segment income	$420	$428	$1,784	$1,645

Segment Information

Net Sales	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Americas Beverage	$1,473	$1,325	$5,615	$5,240
European Beverage	520	456	2,325	2,071
Asia Pacific	302	308	1,096	1,161
Transit Packaging	501	511	2,026	2,107
Other (1)	331	303	1,303	1,222
Total net sales	$3,127	$2,903	$12,365	$11,801

Segment Income

Americas Beverage	$271	$275	$1,030	$987
European Beverage	61	51	334	276
Asia Pacific	42	48	183	195
Transit Packaging	56	59	258	270
Other (1)	33	33	148	82
Corporate and other unallocated items	(43)	(38)	(169)	(165)
Total segment income	$420	$428	$1,784	$1,645

(1) Includes the Company’s food can, aerosol can and closures businesses in North America, and beverage tooling and equipment operations in the U.S. and United Kingdom.

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

Consolidated Supplemental Data (Unaudited)
(in millions, except per share data)

Reconciliation from Net Income and Diluted Earnings Per Share to Adjusted Net Income and Adjusted Diluted Earnings Per Share

The following table reconciles reported net income and diluted earnings per share attributable to the Company to adjusted net income and adjusted diluted earnings per share, as used elsewhere in this release.

	Three Months Ended December 31,				Year Ended December 31,
	2025		2024		2025		2024
Net income/diluted earnings per share attributable to Crown Holdings, as reported	$150	$1.31	$358	$3.02	$738	$6.38	$424	$3.55
Intangibles amortization (1)	38	0.33	29	0.24	148	1.28	151	1.27
Restructuring and other (2)	8	0.07	48	0.41	83	0.71	75	0.62
Loss on debt extinguishment	14	0.12	1	0.01	15	0.13	1	0.01
Other pension and postretirement (3)			(6)	(0.05)	(5)	(0.04)	513	4.30
Gain on sale of equity method investment (4)			(275)	(2.32)			(275)	(2.30)
Income taxes (5)	(10)	(0.08)	40	0.34	(68)	(0.59)	(131)	(1.10)
Equity earnings (6)			2	0.02			16	0.13
Noncontrolling interests (7)	(1)	(0.01)	(9)	(0.08)	(9)	(0.08)	(9)	(0.07)
Adjusted net income/diluted earnings per share	$199	$1.74	$188	$1.59	$902	$7.79	$765	$6.41

Effective tax rate as reported	26.7%		24.6%		24.2%		24.6%

Adjusted effective tax rate	24.9%		27.7%		24.9%		26.0%

Adjusted net income, adjusted diluted earnings per share and the adjusted effective tax rate are non-GAAP measures and are not meant to be considered in isolation or as a substitute for net income, diluted earnings per share and effective tax rates determined in accordance with U.S. generally accepted accounting principles. The Company believes these non-GAAP measures provide useful information to evaluate the performance of the Company’s ongoing business.

(1)In the fourth quarter and full year of 2025, the Company recorded charges of $38 million ($30 million net of tax) and $148 million ($114 million net of tax) for intangibles amortization arising from prior acquisitions. In the fourth quarter and full year of 2024, the Company recorded charges of $29 million ($21 million net of tax) and $151 million ($115 million net of tax) for intangibles amortization arising from prior acquisitions.

(2)In the fourth quarter and full year of 2025, the Company recorded net restructuring and other charges of $8 million ($8 million net of tax) and $83 million ($78 million net of tax) primarily related to asset impairment charges in Asia Pacific, severance costs in the Transit Packaging segment and a reserve for a legal dispute. In the fourth quarter and full year of 2024, the Company recorded net restructuring and other charges of $48 million ($47 million net of tax) and $75 million ($71 million net of tax).

(3)For the full year of 2025, the Company recorded a pension settlement gain of $5 million ($4 million net of tax) related to repayment of the contribution the Company made in 2021 to settle the U.K. defined pension plan. For the full year of 2024, the Company recorded charges of $513 million ($386 million net of tax) related to the partial settlements of the Company’s defined benefit pension plan obligations in the U.S. and Canada.

(4)In the fourth quarter of 2024, the Company recorded a gain of $275 million ($227 million net of tax) in conjunction with the sale of equity method investment, Eviosys.

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637
(5)The Company recorded income tax benefits of $10 million and $68 million in the fourth quarter and full year of 2025, primarily related to an income tax benefit of $22 million from an internal reorganization in the first quarter of 2025, tax settlements and audits, valuation allowances and the items described above. The Company recorded an income tax charge of $40 million and a benefit of $131 million in the fourth quarter and full year of 2024.

(6)In the fourth quarter and full year of 2024, the Company recorded its proportional share of intangible amortization and restructuring charges, net of tax, recorded by its European tinplate equity method investment, in the line Equity earnings.

(7)In the fourth quarter and full year of 2025 and 2024, the Company recorded noncontrolling interest related to the items described above.

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

Consolidated Balance Sheets (Condensed & Unaudited)
(in millions)
December 31,	2025	2024
Assets
Current assets
Cash and cash equivalents	$764	$918
Receivables, net	1,768	1,656
Inventories	1,577	1,440
Prepaid expenses and other current assets	279	197
Total current assets	4,388	4,211

Goodwill and intangible assets, net	4,114	3,998
Property, plant and equipment, net	5,187	4,927
Other non-current assets	583	712
Total assets	$14,272	$13,848

Liabilities and equity
Current liabilities
Short-term debt	$83	$66
Current maturities of long-term debt	480	80
Accounts payable and accrued liabilities	3,703	3,319
Total current liabilities	4,266	3,465

Long-term debt, excluding current maturities	5,401	6,058
Other non-current liabilities	1,125	1,097

Noncontrolling interests	481	472
Crown Holdings shareholders’ equity	2,999	2,756
Total equity	3,480	3,228
Total liabilities and equity	$14,272	$13,848

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

Consolidated Statements of Cash Flows (Condensed & Unaudited)
(in millions)

Year ended December 31,	2025	2024

Cash flows from operating activities
Net income	$883	$560
Depreciation and amortization	456	448
Restructuring and other	83	75
Pension and postretirement expense	33	568
Pension contributions	13	(122)
Gain on sale of equity method investment		(275)
Stock-based compensation	48	42
Loss on debt extinguishment	15	1
Working capital changes and other	(1)	(105)

Net cash provided by operating activities	1,530	1,192

Cash flows from investing activities
Capital expenditures	(413)	(403)
Equity method investment distribution		338
Asset sales	36	28
Net investment hedges	29	25
Other	28

Net cash used for investing activities	(320)	(12)

Cash flows from financing activities
Net change in debt	(593)	(1,056)
Bond issuance costs	(19)	(10)
Dividends paid to shareholders	(120)	(119)
Common stock repurchased	(505)	(217)
Dividends paid to noncontrolling interests	(140)	(119)
Other, net	16	(5)

Net cash used for financing activities	(1,361)	(1,526)

Effect of exchange rate changes on cash and cash equivalents	14	(38)

Net change in cash and cash equivalents	(137)	(384)
Cash and cash equivalents at January 1	1,016	1,400

Cash, cash equivalents and restricted cash at December 31 (1)	$879	$1,016

(1)Cash and cash equivalents include $115 million and $98 million of restricted cash at December 31, 2025 and 2024.

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

Adjusted free cash flow is defined by the Company as net cash from operating activities less capital expenditures and certain other items. A reconciliation of net cash from operating activities to adjusted free cash flow for the three months and year ended December 31, 2025 and 2024 follows.

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Net cash provided by operating activities	$487	$295	$1,530	$1,192
Interest included in investing activities (2)	4		29	25
Capital expenditures	(232)	(149)	(413)	(403)
Adjusted free cash flow	$259	$146	$1,146	$814

(2)Interest benefit of cross currency swaps included in investing activities.

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

Consolidated Supplemental Data (Unaudited)
(in millions)

Impact of Foreign Currency Translation – Favorable/(Unfavorable) (1)

	Three Months Ended December 31, 2025		Year Ended December 31, 2025
	Net Sales	Segment Income	Net Sales	Segment Income
Americas Beverage	$6	$(1)	$(16)
European Beverage	31	4	63	8
Asia Pacific	4	1	19	3
Transit Packaging	16	3	17	3
Other	1		1
	$58	$7	$84	$14

(1)The impact of foreign currency translation represents the difference between actual current year U.S. dollar results and pro forma amounts assuming constant foreign currency exchange rates for translation in both periods. In order to compute the difference, the Company compares actual U.S. dollar results to an amount calculated by dividing the current U.S. dollar results by current year average foreign exchange rates and then multiplying those amounts by the applicable prior year average foreign exchange rates.

Reconciliation of Adjusted EBITDA and Adjusted Net Leverage Ratio

	2025	2024
Income from operations	$1,553	$1,419
Add:
Intangibles amortization	148	151
Restructuring and other	83	75
Segment income	1,784	1,645
Depreciation	308	297
Adjusted EBITDA	$2,092	$1,942

Total debt	$5,964	$6,204
Less cash	764	918
Net debt	$5,200	$5,286

Adjusted net leverage ratio	2.5x	2.7x